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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                           Vestcom International, Inc.
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                (Name of Registrant as Specified in Its Charter)


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                                                                  March 28, 2000

Dear Fellow Shareholder:

         Your duly elected Vestcom Board has previously sent you materials asking you not to sign the gold consent card sent to you by Harish Chopra and his dissident group (the "Dissidents"), but to instead revoke your consent by signing, dating and returning the BLUE CONSENT REVOCATION CARD. What is at stake is the future of your Company.

         Institutional Shareholder Services ("ISS"), an internationally recognized independent organization specializing in shareholder voting analysis, has recently recommended that Vestcom's shareholders VOTE AGAINST ALL OF THE DISSIDENTS' PROPOSALS, and vote "REVOKE CONSENT".

         The Dissidents are seeking to replace five of your seven duly elected directors. However, the Dissidents have failed to provide you with any business plan detailing their strategy for the Company or explaining why the Dissidents', in our opinion, underqualified nominees would be able to provide you with increased value. Mr. Chopra has not shown any experience running a public company, and in fact the size of his old business at the time of sale was under $9 million. The Dissidents lack experience in our industry, and have gathered out of date information about the Company through former employees that are no longer involved with the business.

         Notably, the Dissidents continue to ignore the positive results that are emerging from your Board and management's strategic plan. Our financial performance for the fourth quarter of 1999 is proof that our carefully designed and implemented strategic plan is working! In the fourth quarter, our revenues increased to a record $35.1 million, primarily as a result of internal growth, our gross profit increased over both the prior quarter and the fourth quarter of last year, and our EBITDA, a measure of our Company's operating cash flow, improved.

         For your convenience, we are enclosing a duplicate BLUE Consent Revocation Card. On behalf of your entire Board of Directors, I urge you to sign, date and return today the BLUE CONSENT REVOCATION CARD. Thank you for your continued support.

                                                     Sincerely,



                                                     Joel Cartun
                                                     Chairman of the Board


            If you have any questions or need assistance in voting,
                          please contact Georgeson at
                                 (800) 223-2064.

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                                    IMPORTANT



         1. If your shares are registered in your name, please sign, date and mail the enclosed BLUE Consent Revocation Card to Georgeson in the postage-paid envelope provided.


         2. Even if you have previously signed and returned a gold consent card to the Dissidents, you have every right to change your vote. Only your latest dated card will count. You may revoke any gold consent card already sent to the Dissidents by signing, dating and mailing the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.


         3. In order to be sure that you are revoking a prior consent, you must either mark the "Revoke Consent" boxes on the BLUE Consent Revocation Card or sign the BLUE Consent Revocation Card without marking any boxes. If you do not mark any box for any one or more of the Dissidents' Proposals on the BLUE Consent Revocation Card and you sign and return the Card, you will be deemed to have revoked any previously signed consent to any proposal you did not mark.


         4. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent Revocation Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be signed representing your shares.


         5. After signing the enclosed BLUE Consent Revocation Card, do not sign or return any gold consent card. Do not even use the Dissidents' gold consent card to indicate your opposition to the Dissidents' Proposals.


         6. Your vote is important. Please revoke your consent today.


         If you have any questions about giving your revocation of consent or require assistance, please call:


                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 State Street, 10th floor
                               New York, NY 10004
                            Toll-Free: (800) 223-2064
                               Fax: (212) 440-9009